					Exhibit 12.1
					3/6/2006
GEORGIA POWER COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2005

Year ended December 31,
	2001	2002	2003	2004	2005
--------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes	$976,319	$977,583	$998,324	$1,040,005	$1,149,122
Interest expense, net of amounts capitalized	185,231	169,417	184,138	228,526	282,535
Distributions on mandatorily redeemable preferred securities	59,104	62,553	59,675	15,839	0
AFUDC - Debt funds	13,574	8,405	5,415	8,824	10,733

Earnings as defined	$1,234,228	$1,217,958	$1,247,552	$1,293,194	$1,442,390

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt	$162,546	$138,850	$158,587	$167,821	$202,265
Interest on affiliated loans	12,389	9,793	3,194	46,315	67,321
Interest on interim obligations	12,692	3,074	0	0	0
Amortization of debt discount, premium and expense, net	15,106	16,108	15,598	15,533	15,979
Other interest charges	(3,928)	9,995	12,174	7,682	7,703
Distributions on mandatorily redeemable preferred securities	59,104	62,553	59,675	15,839	0

Fixed charges as defined	$257,909	$240,373	$249,228	$253,190	$293,268

RATIO OF EARNINGS TO FIXED CHARGES	4.79	5.07	5.01	5.11	4.92

GEORGIA POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2005

Year ended December 31,
		2001		2002		2003		2004		2005
-------------------------------------------Thousands of Dollars-------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$976,319		$977,583		$998,324		$1,040,005		$1,149,122
Interest expense, net of amounts capitalized		185,231		169,417		184,138		228,526		282,535
Distributions on mandatorily redeemable preferred securities		59,104		62,553		59,675		15,839		0
AFUDC - Debt funds		13,574		8,405		5,415		8,824		10,733

Earnings as defined		$1,234,228		$1,217,958		$1,247,552		$1,293,194		$1,442,390

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$162,546		$138,850		$158,587		$167,821		$202,265
Interest on affiliated loans		12,389		9,793		3,194		46,315		67,321
Interest on interim obligations		12,692		3,074		0		0		0
Amortization of debt discount, premium and expense, net		15,106		16,108		15,598		15,533		15,979
Other interest charges		(3,928)		9,995		12,174		7,682		7,703
Distributions on mandatorily redeemable preferred securities		59,104		62,553		59,675		15,839		0

Fixed charges as defined		257,909		240,373		249,228		253,190		293,268
Tax deductible preferred dividends		268		268		268		268		268
		258,177		240,641		249,496		253,458		293,536
Non-tax deductible preferred dividends		402		402		402		402		425
Ratio of net income before taxes to net income	x	1.599	x	1.581	x	1.582	x	1.579	x	1.606
Preferred dividend requirements before income taxes		643		636		636		635		683
Fixed charges plus preferred dividend requirements		$258,820		$241,277		$250,132		$254,093		$294,219

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		4.77		5.05		4.99		5.09		4.90